Exhibit 99.1

NEWS BULLETIN
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Old Republic International Corporation
307 North Michigan Avenue, Chicago, Illinois 60601-5382, 312/346-8100
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For Further Information:

AT OLD REPUBLIC:
A.C. Zucaro
Chairman & CEO
(312) 346-8100

AT FINANCIAL RELATIONS BOARD:           AT FINANCIAL RELATIONS BOARD:
Leslie Loyet                            Tim Grace
Analysts/Investors                      Media Inquiries
(312) 640-6672                          (312) 640-6667
lloyet@financialrelationsboard.com      tgrace@financialrelationsboard.com
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FOR IMMEDIATE RELEASE
THURSDAY, DECEMBER 8, 2005


OLD REPUBLIC DECLARES SPECIAL CASH DIVIDEND OF $1.00 PER SHARE; COMPANY ALSO ANNOUNCES 25% STOCK DIVIDEND

CHICAGO-December 8, 2005-Old Republic International Corporation (NYSE: ORI) announced today that its Board of Directors declared a special year-end cash dividend of $1.00 per share of common stock. The dividend is payable on December 30, 2005 to shareholders of record on December 20, 2005. Together with the previously declared regular quarterly cash dividends aggregating 64 cents per share for the year, this special dividend will bring the total 2005 payout to $1.64 per existing common share.

At the same time, the directors also declared a 25 percent stock dividend on the Company's outstanding common stock. The additional shares will be issued on or about December 30, 2005 to shareholders of record on December 20, 2005. Currently the Company has approximately 183.5 million common shares issued and outstanding, and the additional shares will bring this total to approximately
229.4 million shares.

Al Zucaro, chairman and chief executive officer commented, "The special cash dividend reflects the Company's strong long-term results. It rewards all shareholders through a distribution of capital funds in excess of those currently needed to achieve Old Republic's intermediate term growth objectives, and is consistent with our expectations for continued growth of the shareholders' equity account. Our insurance company subsidiaries continue to be well capitalized, highly rated by independent rating agencies, and fully capable of contributing to that growth through focused underwriting of existing or additional business lines we may select. As with past stock dividends or splits, this latest distribution is intended to increase the liquidity and marketability of Old Republic's common shares, and makes the purchase of round lots accessible to a greater number of individual shareholders."



                                     -more-

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Old Republic International Corporation
Add -1-

Old Republic has paid regular cash dividends on its common shares without interruption for each of the past 64 years. The regular annual cash dividend rate, which is usually reviewed at the March meeting of the Board of Directors, has been increased in each of the past 24 years. With this latest issuance, stock dividends or splits will have been effected in 23 of the past 39 years.


About Old Republic

Chicago-based Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite and provide risk management services for a wide variety of coverages primarily in the property and liability, mortgage guaranty, and title insurance fields. One of the nation's 50 largest publicly owned insurance organizations, Old Republic has assets of approximately $11.3 billion and shareholders' equity of $4.1 billion or $22.53 per share. Its current stock market valuation is approximately $4.9 billion, or $26.90 per share.




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